CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, filed on or about November 8, 2013, of Cincinnati Bell Inc. of our report dated June 26, 2013 appearing in the Annual Report on Form 11-K of Cincinnati Bell Retirement Savings Plan for the year ended December 30, 2012.

/s/ Barnes, Dennig & Co., Ltd

Cincinnati, Ohio
November 8, 2013